SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                             THE VALSPAR CORPORATION

                               -------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 26, 1997


         The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 26, 1997 at 11:00 A.M., for the following purposes:

         1.       To elect three directors (Class II) for a term of three years;

         2. To approve an increase in the shares reserved under the Corporation's 1991 Stock Option Plan;

         3. To take action on a proposed amendment of Article Fourth of the Corporation's Certificate of Incorporation to increase the authorized number of shares of stock;

         4. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 31, 1997; and

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Stockholders of record at the close of business on December 31, 1996 are entitled to notice of and to vote at the meeting.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 25, 1996 also accompanies this Notice.


                                         By Order of the Board of Directors,


                                         ROLF ENGH,
                                         Secretary


Approximate Date of Mailing of Proxy Material:
January 24, 1997


        PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.



                             THE VALSPAR CORPORATION


                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 26, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

         Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies, and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

         If a shareholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

         As fixed by the Board of Directors in accordance with the Corporation's By-Laws, the Board of Directors consists of eleven members, divided into three classes of as nearly equal size as possible, each serving a term of three years. The terms of Class II directors will expire at the annual meeting in 1997. The Board of Directors has nominated Susan S. Boren and Robert E. Pajor for re-election as Class II directors and has nominated Dr. Richard L. White as a Class II director to fill the position previously held by Richard N. Cardozo, who is not standing for re-election. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class II below, to hold office until the annual meeting in 2000 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.



        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
-------------------------------------------------------------------------------
                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1999
-------------------------------------------------------------------------------
THOMAS R. MCBURNEY            President, McBurney Management Advisors,
 Director since 1987          a management consulting firm for small businesses
 Age - 58

Mr. McBurney has held his present position as President since 1990. Mr. McBurney is also a director of Security American Financial Enterprises, Wenger Corporation, Space Center Enterprises, Inc., Allina Health System and Greenspring Companies.
-------------------------------------------------------------------------------
RICHARD M. ROMPALA            President and Chief Executive Officer
 Director since 1994          of the Corporation
 Age - 50

Mr. Rompala has held his present position as Chief Executive Officer since October 1995 and President since March 1994. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala is also a director of Kerr-McGee Corporation.
-------------------------------------------------------------------------------
MICHAEL P. SULLIVAN           President and Chief Executive Officer,
 Director since 1990          International Dairy Queen, Inc.
 Age - 62

Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus U.S. Corporation.
-------------------------------------------------------------------------------
C. ANGUS WURTELE              Chairman of the Board of the Corporation
 Director since 1970
 Age - 62

Mr. Wurtele has held his present position as Chairman since 1973 and served as Chief Executive Officer from 1973 through October 1995. Mr. Wurtele is also a director of Donaldson Company, Inc., General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.
-------------------------------------------------------------------------------
                  CLASS II NOMINEES FOR TERM EXPIRING IN 2000
-------------------------------------------------------------------------------
SUSAN S. BOREN                President, Trillium Advisors, Inc.
 Director since 1991
 Age - 49

Ms. Boren is the Principal of Trillium Advisors, Inc., a firm founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values. Previously, she served for 15 years as an executive with Dayton Hudson Corporation in senior financial, human resources, operating and marketing positions.
-------------------------------------------------------------------------------
RICHARD L. WHITE, Ph.D.       Executive Vice President,
 New Nominee                  Bayer Corporation
 Age - 57

Dr. White has held his present position as Executive Vice President since 1992. Prior to 1992, Dr. White served as Senior Executive Vice President at Mobay Corporation.
-------------------------------------------------------------------------------
ROBERT E. PAJOR               Vice Chairman of the Corporation
 Director since 1978
 Age - 60

Mr. Pajor served as Vice Chairman of the Corporation from March 1994 through December 1996. From June 1981 through February 1994, he served as President and Chief Operating Officer. Mr. Pajor will continue to be employed by the Corporation providing certain consulting services until January 5, 1998, at which time he will resign as a director of the Corporation.
-------------------------------------------------------------------------------
              CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 1998
-------------------------------------------------------------------------------
WILLIAM W. GEORGE             Chairman and Chief Executive Officer,
 Director since 1984          Medtronic, Inc.
 Age - 54

Mr. George was elected Chairman of the Board in August 1996 and has held the position of Chief Executive Officer since 1991. Prior to 1996, Mr. George served as President since 1991. Mr. George is also a director of Medtronic, Inc., Imation Corp. and Dayton Hudson Corporation.
-------------------------------------------------------------------------------
KENDRICK B. MELROSE           Chairman and Chief Executive Officer,
 Director since 1984          The Toro Company
 Age - 56

Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of BSI Corporation, Donaldson Company, Inc., Jostens, Inc. and The Toro Company.
-------------------------------------------------------------------------------
GREGORY R. PALEN              Chairman and Chief Executive Officer,
 Director since 1992          Spectro Alloys Corporation; Chief
 Age - 41                     Executive Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing, Spectro Alloys Corporation, Polaris Industries Inc. and Information Management, Inc.
-------------------------------------------------------------------------------
LAWRENCE PERLMAN              Chairman, President and Chief Executive
 Director since 1992          Officer, Ceridian Corporation
 Age - 58

Mr. Perlman was elected Chairman of the Board in November 1992 and has held the position of President and Chief Executive Officer since 1990. Mr. Perlman is also a director of Seagate Technology, Inc. and Computer Network Technology.
-------------------------------------------------------------------------------



BOARD COMMITTEES

         The standing committees of the Board of Directors for 1996 were as follows:

         Name of Committee          Membership
         -----------------          ----------
         Audit Committee            Susan S. Boren - Chair, Richard N. Cardozo,
                                    William W. George, Thomas R. McBurney,
                                    Kendrick B. Melrose, Gregory R. Palen,
                                    Lawrence Perlman and Michael P. Sullivan

         Executive Committee        Thomas R. McBurney, Robert E. Pajor, Richard
                                    M. Rompala - Chair and C. Angus Wurtele

         Compensation Committee     Susan S. Boren, William W. George, Thomas R.
                                    McBurney, Kendrick B. Melrose, Lawrence
                                    Perlman and Michael P. Sullivan - Chair

         Governance Committee       Susan S. Boren, Richard N. Cardozo, William
                                    W. George, Thomas R. McBurney, Kendrick B.
                                    Melrose, Gregory R. Palen, Lawrence Perlman,
                                    Michael P. Sullivan and C. Angus Wurtele -
                                    Chair

         The Board of Directors met seven times during fiscal 1996.

         The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

         The Governance Committee held one meeting during the fiscal year at which it reviewed nominations for Class II directors.

         The Compensation Committee held two meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

         The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

         During fiscal 1996, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Cardozo and Mr. Perlman who each attended 5 of 7 such meetings.

DIRECTOR COMPENSATION

         Directors who are not officers of the Corporation receive an annual fee of $16,000, an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. Prior to January 1, 1996, directors who were not officers of the Corporation received an annual fee of $14,000. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, each non-employee director receives a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The number of shares granted is determined by dividing one-half of the amount of the director's fees earned by the non-employee director for his or her services during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. The shares of restricted stock are not subject to forfeiture. The non-employee director cannot sell, assign, pledge or otherwise transfer any of the shares of restricted stock granted under the Directors Plan until he or she ceases to be a member of the Board of Directors.

                              CERTAIN TRANSACTIONS

         The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. The outstanding loans bear an interest rate of 6.5%. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1996, and indicates (i) the largest loan amount outstanding for such director and officer at any time since October 28, 1995, and (ii) the loan amount outstanding for such director and officer as of December 31, 1996:

                                       LARGEST AMOUNT
               NAME OF                   OUTSTANDING            AMOUNT OUTSTANDING
          EXECUTIVE OFFICER         SINCE OCTOBER 28, 1995    AS OF DECEMBER 31, 1996
          ----------------------    ----------------------    -----------------------
          Larry B. Brandenburger          $437,964                   $201,179
          Stephen M. Briggs                227,650                    208,232
          Rolf Engh                        189,001                    174,719
          Steven L. Erdahl                 411,902                    200,738
          William L. Mansfield             188,482                    164,685
          Robert E. Pajor                  245,778                    145,919
          Paul C. Reyelts                  333,503                    198,150
          Richard M. Rompala               950,200                    945,044
          C. Angus Wurtele                 310,940                    213,151


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
         The following table shows, for the fiscal years ended October 25, 1996, October 27, 1995 and October 28, 1994, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):

                                         SUMMARY COMPENSATION TABLE

                                                   ANNUAL                     LONG TERM
                                                COMPENSATION             COMPENSATION AWARDS
                                            --------------------     ----------------------------
                                                                     Restricted
                                                                        Stock        Options (No.      All Other
Name and Principal Position*       Year     Salary      Bonus(1)     Awards(2)(3)   of Shares)(4)   Compensation(5)
----------------------------       ----     ------      --------     ------------   -------------   ---------------
Richard M. Rompala                 1996    $497,698    $ 54,747       $348,388         57,115          $40,315
  President and                    1995     431,539      51,785        233,894          8,800           74,716
  Chief Executive Officer(6)       1994     223,082     250,000(7)     293,266         58,185               -0-

Robert E. Pajor                    1996     459,719      50,569        321,804          5,375           57,262
  Vice Chairman                    1995     434,707      52,165        235,612         10,820           63,058
                                   1994     409,700      61,455        360,455          8,366           68,408

Rolf Engh                          1996     236,827      26,051        170,516          2,485           29,509
  Vice President, International    1995     224,039      26,885        108,794          5,280           21,462
  and Secretary                    1994     200,000      30,000        175,960            -0-           15,000

Paul C. Reyelts                    1996     236,827      26,051        163,410          2,570           29,182
  Vice President, Finance          1995     220,769      26,492        112,710          4,760           28,988
                                   1994     202,885      30,433        158,656          4,240           36,171

Stephen M. Briggs                  1996     207,885      44,071        127,225          1,645           27,850
  Vice President, Consumer         1995     194,712      32,370         54,033          9,495           23,794
  Coatings Group                   1994     179,522      44,966        112,298          1,216           20,374

----------------------------
*    As of October 25, 1996.

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive all or a portion of his bonus under the Incentive Bonus Plan for fiscal 1996, 1995 and 1994 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 25, 1996, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Company's common stock on such date: Mr. Rompala, 14,134 shares, $710,233; Mr. Pajor, 22,826 shares, $1,147,006; Mr. Engh,
     7,761 shares, $389,990; Mr. Reyelts, 10,694 shares, $537,373; Mr. Briggs,
     5,324 shares, $267,531. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1996 were granted pursuant to the Key Employee Annual Bonus Plan based on twice the level of each individual's cash bonus for fiscal 1995, except that a portion of Mr. Rompala's 1996 option and his 1994 option were granted in connection with his initial employment with the Corporation. Options indicated for fiscal 1996 exclude options granted in January 1997 pursuant to the Key Employee Annual Bonus Plan based on twice the level of cash bonus for fiscal 1996. See "Compensation Committee Report on Executive Compensation."

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

(6) As of October 28, 1995, Mr. Rompala was elected Chief Executive Officer. Mr. Rompala joined the Company in March, 1994.

(7)  Includes a bonus of $200,000 received upon joining the Company.

STOCK OPTIONS
     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1996:

                                  OPTION GRANTS IN LAST FISCAL YEAR

                                            Individual Grants
                           --------------------------------------------------             POTENTIAL
                                                                                       REALIZABLE VALUE
                                        % OF TOTAL                                    AT ASSUMED ANNUAL
                                          OPTIONS                                    RATE OF STOCK PRICE
                                        GRANTED TO    EXERCISE                        APPRECIATION FOR
                                         EMPLOYEES     PRICE                            OPTION TERM(3)
                            OPTIONS      IN FISCAL      PER       EXPIRATION     ------------------------
NAME                       GRANTED(1)       YEAR      SHARE(2)       DATE             5%            10%
----                       ----------   ----------    --------    ----------          --            ---
Richard M. Rompala           51,780        35.9       $38.625      10/30/05      $1,257,995    $3,187,318
                              5,335         3.7        44.125      01/04/06         148,020       375,184
Robert E. Pajor               5,375         3.7        44.125      01/04/06         149,129       377,997
Rolf Engh                     2,485         1.7        44.125      01/04/06          68,946       174,758
Paul C. Reyelts               2,570         1.8        44.125      01/04/06          71,305       180,735
Stephen M. Briggs             1,645         1.1        44.125      01/04/06          45,641       115,685

----------------------------------
(1) All options granted become exercisable starting one year from date of grant in 20% increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS
         The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1996 and unexercised options held as of October 25, 1996:

                     AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                            OPTIONS AT              IN-THE-MONEY OPTIONS
                             ACQUIRED                       OCTOBER 25, 1996           AT OCTOBER 25, 1996(2)
                                ON          VALUE       -------------------------    -------------------------
NAME                         EXERCISE    REALIZED(1)    EXERCISABLE UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----                         --------    -----------    ----------- -------------    ----------- -------------
Richard M. Rompala                 0           ---         25,034      99,066          $403,453   $1,324,478
Robert E. Pajor               21,269      $653,037          8,263      19,051           177,019      277,554
Rolf Engh                          0           ---         19,956      19,309           517,816      417,372
Paul C. Reyelts                    0           ---          4,028       8,922            86,897      130,418
Stephen M. Briggs              2,570        84,432          8,799       9,971           216,938      147,262


------------------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 25, 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
         The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Company as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase shareholder value and aligns the interests of employees with those of the shareholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS
         SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page__. Increases in base salary are determined on a calendar year basis in December of each year. The base salary of the Named Executives increased by an average of 7.5% from 1995 to 1996. The increases for 1996 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity for fiscal 1995.

         BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (45%-50% for executive officers in fiscal
1996) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1996 ranged from 34.5% to 40.8% of salary. Each of the Named Executives elected to receive all or a portion of the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant. The Named Executives also will receive stock options in January 1997 pursuant to the Key Employee Annual Bonus Plan, with the aggregated market value of the shares covered by the option on the date of grant equal to twice the amount of the cash bonus.

         Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January of the following year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan who earns a cash bonus under the Incentive Bonus Plan also receives a non-qualified stock option, with the number of shares subject to the option determined by dividing twice the participant's total cash bonus by the market value of the Common Stock. Thirty members of the Valspar Leadership Group (the top 100 managers of the Corporation), including all executive officers, were selected to participate for fiscal year 1996 in the plan. The remaining members of the Valspar Leadership Group were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options equal to the cash bonus under the Incentive Bonus Plan divided by the market value of the Common Stock.

         In addition, the Management Committee, consisting of all executive officers for fiscal 1996, participate in the Deferred Bonus Plan, which provides for the award of deferred cash incentive bonuses. On January 1 of each year, the Corporation calculates the amount of the deferred bonus for each executive officer with respect to the Corporation's preceding fiscal year. The amount of such deferred bonus equals a percentage, ranging from 0% to 15% of the employee's salary earned in the previous fiscal year, depending on the Corporation's three-year trailing averages for earnings per share growth, return on average equity and gallon sales growth computed as set forth in the Deferred Bonus Plan. These three factors are weighted equally under the plan. The deferred bonus earned for each of the Named Executives was 11% of salary for fiscal 1996, reflecting the Corporation's three-year trailing average for these factors. The deferred bonus becomes payable on the third anniversary of the calculation date (the "Maturity Date"), and is subject to forfeiture if the participant voluntarily terminates employment or is discharged for cause prior to such date. Additionally, the deferred bonus will at the maturity date be applied toward payment of any outstanding loans under the Corporation's Leveraged Equity Purchase Plan.

         OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan and the reservation of 1,000,000 shares of common stock for issuance upon exercise of options granted thereunder. See "Proposal Two - Approval of Increase in Shares Reserved Under the 1991 Stock Option Plan." Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 1996 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above, with the aggregated market value of the shares of each option equal to twice the amount of the executive's cash bonus, except for an additional option granted to Mr. Rompala as described under "Compensation of the Chief Executive Officer."

         DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. In December 1995, the Internal Revenue Service issued final regulations under Section 162(m). The Committee will continue to consider the continued deductibility of future compensation arrangements, in light of the final regulations, as one factor to consider in executive compensation decisions for executives. However, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which compensation in excess of $1 million is not deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page ___. Mr. Rompala's base salary increased approximately 13.6% from fiscal 1995 to fiscal 1996. This increase reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, gallon sales growth, return on equity and total expenses. Mr. Rompala was eligible for a bonus of up to 50% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 1996 was $174,194 if received in cash, or 35% of his salary. As described above under "Compensation of Executive Officers - Bonus Programs," Mr. Rompala elected to receive the bonus in restricted stock and will also receive stock options in January 1997 pursuant to the Key Employee Annual Bonus Plan. Mr. Rompala also has participated in the Deferred Bonus Plan which is described above. For fiscal 1996, Mr. Rompala's deferred bonus was $54,747, or 11% of salary, reflecting the Corporation's three-year trailing average for earnings per share growth, return on average equity and gallon sales growth. In addition to his options under the Key Employee Annual Bonus Plan as described above, he was granted an option at the beginning of fiscal 1996 to purchase 51,780 shares. This option was granted under an agreement entered into in connection with Mr. Rompala's initial employment in 1994.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

                Susan S. Boren                    Kendrick B. Melrose
                William W. George                 Lawrence Perlman
                Thomas R. McBurney                Michael P. Sullivan


STOCK PERFORMANCE GRAPH

     The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1991 and the reinvestment of all dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP*






                    ================================================================================================
                                                        CUMULATIVE TOTAL RETURN
=================== ================================================================================================
                         1991           1992            1993             1994            1995            1996
------------------- -------------- --------------- ---------------- --------------- --------------- ----------------
Valspar                  $100           $142            $179             $208            $225            $287
------------------- -------------- --------------- ---------------- --------------- --------------- ----------------
Peer Group               $100           $124            $138             $156            $162            $212
------------------- -------------- --------------- ---------------- --------------- --------------- ----------------
S&P 500                  $100           $110            $126             $131            $166            $206
=================== ============== =============== ================ =============== =============== ================

Assumes $100 invested on October 31, 1991 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

* PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Standard Brands Paint Company, Lilly Industries, Inc., Lawter International, Inc. and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc. and Pratt & Lambert, Inc. were excluded from the Peer Group as a result of being acquired by another company during 1995 or 1996.


                               PROPOSAL NUMBER TWO

    APPROVAL OF INCREASE IN SHARES RESERVED UNDER THE 1991 STOCK OPTION PLAN

         In December 1996, the Corporation's Board of Directors amended the
1991 Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Plan. The amendment increases the total number of shares available for stock option grants by 1,000,000 shares to a total of 2,000,000 shares.

SUMMARY OF THE 1991 STOCK OPTION PLAN
         On February 27, 1991, the stockholders of the Corporation adopted the 1991 Stock Option Plan (the "Plan"). The Corporation reserved up to 1,000,000 shares of Common Stock for option grants under the Plan and filed a registration statement covering the issuance of such shares. The purpose of the Plan is to promote the success of the Corporation by facilitating the employment and retention of competent personnel and by furnishing incentives to employees and others upon whose efforts the success of the Corporation will depend to a large degree by encouraging stock ownership in order to increase such individuals' proprietary interest in the Corporation's success.

         TERM. Incentive stock options may be granted pursuant to the Plan through December 11, 2000, ten years from the date the Plan was adopted by the Board. Nonqualified Stock Options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

         ADMINISTRATION. The Plan is administered by a committee (the "Committee") appointed by the Board from time to time which shall consist of not less than three members of the Board who qualify under Rule 16b-3 under the Securities Exchange Act of 1934. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the type, form and conditions of the options (which may vary from optionee to optionee). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan.

         ELIGIBILITY. All salaried officers and employees of the Corporation or any subsidiary of the Corporation, and all other persons performing services for the Corporation (including directors, consultants or advisors) are eligible to receive options under the Plan. The Corporation currently has approximately 2,800 employees and an undetermined number of advisors or consultants.

         OPTIONS. When an option is granted under the Plan, the Committee in its discretion will specify the number of shares of Common Stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant), the term of the option and whether it will be an incentive or nonqualified stock option. The market value of the Corporation's Common Stock was $56 5/16 on January 3, 1997.

         The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years.

         The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Internal Revenue Code.

         Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by delivering Common Stock of the Corporation valued at its then fair market value. Each option granted under the Plan is nontransferable during the lifetime of the optionee.

         AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the Plan. Furthermore, the Plan may not, without approval of the Corporation's stockholders, be amended in any manner which will cause the incentive stock options to fail to meet the requirements of incentive stock options as defined under the Internal Revenue Code.

         The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation, or reorganization of the Corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
         Some of the options to be granted to employees pursuant to the 1991 Plan may be intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

         Nonqualified stock options granted under the Plan are not intended to and do not qualify for the favorable tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

THE STOCK OPTION GRANTS UNDER THE 1991 STOCK OPTION PLAN
         Approximately 847,475 option shares have been granted to date under the 1991 Stock Option Plan (the "Plan"). The maximum number of shares currently issuable for stock grants under the Plan is 1,000,000. On adoption of the proposed amendment, the maximum aggregate number of shares issuable under the Plan will be increased to 2,000,000.

VOTE REQUIRED
         The Board recommends that the stockholders approve the increase in the shares reserved under the 1991 Stock Option Plan. The affirmative vote of a majority of the shares represented at the annual meeting is required for approval.


                              PROPOSAL NUMBER THREE

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Board of Directors has adopted a resolution proposing that Article Fourth of the Corporation's Certificate of Incorporation be amended to increase the authorized number of shares of common stock from 30 million to 120 million shares.

         The amendment would be effected by adoption of the following resolution at the Annual Meeting of Stockholders:

                  "RESOLVED: That the first sentence of Article Fourth of the Certificate of Incorporation of The Valspar Corporation be and it hereby is amended to read as follows:

                           'Fourth. The total number of shares of stock which the corporation shall have authority to issue is one hundred twenty million (120,000,000) shares of Common Stock of the par value of Fifty Cents ($.50) per share.'"

         If the amendment is adopted, the Board of Directors proposes to effect a 2-for-1 split of the Corporation's common stock, which would double the number of shares held by each stockholder. The reason for the stock split is to provide greater marketability for the Corporation's common stock. After the split there would be approximately 43.8 million shares of common stock outstanding. The remainder of approximately 76.2 million shares would be available for previously authorized and future stock options, for possible future stock splits, for possible acquisitions, and for additional equity financing. At the present time, there are no plans to use any of the additional common stock for acquisitions or equity financing.

VOTE REQUIRED
         The Board recommends that the stockholders approve the amendment of Article Fourth of the Corporation's Certificate of Incorporation. The amendment requires the affirmative vote of holders of a majority of the outstanding shares of stock.


                              PROPOSAL NUMBER FOUR

                             APPOINTMENT OF AUDITORS

         Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 31, 1997. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 1997 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

         At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young LLP during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         Stockholders of record on December 31, 1996 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 21,892,005 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

           NAME AND ADDRESS                        SHARES              PERCENT
          OF BENEFICIAL OWNER                 BENEFICIALLY OWNED       OF CLASS
          -------------------                 ------------------       --------

         C. Angus Wurtele                        2,671,350(1)            12.2%
         1101 Third Street South
         Minneapolis, MN  55415

         Norwest Bank Minnesota, N.A.            3,930,822(2)            17.9%
         6th and Marquette
         Minneapolis, MN  55479

         The Capital Group Companies, Inc.       2,458,790(3)            11.2%
         333 South Hope Street
         Los Angeles, CA  90071

--------------------------------
(1) Includes 93,919 shares held as of October 31, 1996 through the Valspar Stock Ownership Trust, 9,327 shares held as of October 31, 1996 through the Valspar Profit Sharing Plan, 12,788 shares which may be acquired within 60 days by exercise of an outstanding option, 30,126 shares owned by Mr. Wurtele's wife and 691,040 shares held for his benefit as co-trustee with Norwest Bank Minnesota, N.A. Does not include 386,950 shares held in trust for benefit of adult children for which Norwest Bank Minnesota, N.A. is co-trustee. Mr. Wurtele disclaims any beneficial ownership of such excluded shares.

(2) Shares reported on Schedule 13G as of December 29, 1995. Norwest Bank Minnesota, N.A., as trustee, reports shared investment and voting power over 3,746,278 shares of Common Stock, including the shares disclosed in Note (1) above.

(3) Shares reported on Schedule 13G as of December 29, 1995. Certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held as of December 29, 1995, 2,458,790 shares of the Corporation. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 506,090 of said shares. Capital Research and Management Company, a registered investment adviser, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 1,753,900, 83,000 and 115,800 shares, respectively, of the above shares.

SHARE OWNERSHIP OF MANAGEMENT
     The following table lists, as of December 31, 1996, the beneficial ownership of Common Stock for all directors, Nominees, each of the Named Executives and all directors, Nominees and executive officers as a group. Except as otherwise indicated, no director, Nominee or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

NAME                             SHARES(1)       NAME                               SHARES(1)
----                             ---------       ----                               ---------
Susan S. Boren.................   3,477          Robert E. Pajor..................  313,018(2)(4)
Stephen M. Briggs..............  35,026(2)       Gregory R. Palen.................    5,079(3)
Richard N. Cardozo.............   4,583          Lawrence Perlman.................    2,874
Rolf Engh......................  37,845(2)       Paul C. Reyelts..................  181,316(2)(5)
William W. George..............  16,265          Richard M. Rompala...............   82,210(2)
Thomas R. McBurney.............   6,120          Michael P. Sullivan..............    5,946(6)
Kendrick B. Melrose............   6,725          Richard L. White.................        0

All directors and executive officers as a group.................................  3,521,220(2)(7)

----------------------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2) Includes shares indirectly owned as of October 31, 1996 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively and over which each participant has sole voting power, as follows: Mr. Rompala
     - 425 and 344; Mr. Pajor - 78,072 and 14,456; Mr. Engh - 642 and 2,033; Mr.
     Reyelts - 15,995 and 4,745; Mr. Briggs - 1,523 and 588 and executive officers as a group, 120,736 and 22,166. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows:
     Mr. Rompala, 38,217 shares; Mr. Pajor, 13,176 shares; Mr. Engh, 21,509 shares; Mr. Reyelts, 6,342 shares; Mr. Briggs, 8,701 shares; and executive officers as a group, 101,599 shares.

(3)  Includes 60 shares owned by Mr. Palen's wife.

(4) Includes 40,000 shares owned by Mr. Pajor's wife. Mr. Pajor beneficially owns 1.4% of the outstanding Common Stock.

(5)  Includes 800 shares owned by Mr. Reyelts' wife.

(6) Does not include 263 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7)  Represents 16.1% of the outstanding Common Stock. Includes shares owned by
     C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.


                             ADDITIONAL INFORMATION

OTHER BUSINESS
         Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

1998 STOCKHOLDER PROPOSALS
         Proposals of stockholders intended to be presented at the Annual Meeting in 1998 must be submitted to the Corporation in appropriate written form on or before September 30, 1997.

                                        By Order of the Board of Directors,


                                        ROLF ENGH,
                                        Secretary

Minneapolis, Minnesota
January 24, 1997



   --------------------------------------------------------------------------
                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.
   --------------------------------------------------------------------------


                             THE VALSPAR CORPORATION
                             1991 STOCK OPTION PLAN


1.    PURPOSES OF THE PLAN

      The purposes of the 1991 Stock Option Plan (the "Plan") are (i) to enhance the ability of The Valspar Corporation (the "Company") and its subsidiary companies to attract and retain superior personnel and (ii) to stimulate and reward their interest and initiative. The Plan is designed to enable key officers and employees, and certain other key individuals who perform services for the Company, to contribute to the Company's strategic performance objectives by making such individuals eligible to receive options to purchase common stock of the Company as provided herein. Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options or incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by existing or future laws or by the Plan, nonqualified stock options or incentive stock options or both may be granted to eligible individuals.

2.    STOCK SUBJECT TO THE PLAN

      Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 500,000 shares*, and may be unissued shares or reacquired shares. If any options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

3.    ADMINISTRATION

      The Plan shall be administered by a committee (the "Committee"), appointed from time to time by the Company's Board of Directors (the "Board"), consisting of not less than three members of the Board. Each Committee member shall be a "disinterested" person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor Rule. The Committee shall determine from time to time (i) the individuals to whom grants will be made; (ii) the number of shares to be granted; and (iii) the terms and provisions of each option (which need not be identical). Each grant shall be in such form and content as the Committee shall determine. The Committee may from time to time adopt rules for carrying out the Plan and for its interpretation and construction which rules shall be final, conclusive and binding on all parties. All determinations of the Committee shall be made by a majority of the Committee. Any determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a duly constituted meeting.

4.    ELIGIBILITY

      Options will be granted only to salaried officers and employees of the Company or of a subsidiary (as defined in Section 425 of the Code) and to any other individual who performs services for the Company and contributes to its strategic performance objectives, including, without limitation, members of the Board of Directors, consultants and advisors ("Optionee"); provided, however, that a consultant or advisor shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or a subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction; and provided further, however, that if an option is granted to a non-employee director or any persons serving as a "disinterested" member of a committee administering a stock plan of the Company, such option grant must also be approved by the Company's stockholders.

5.    OPTION PRICE

      The exercise price of each option shall be not less than 100% of the fair market value of the common stock at the closing price on the day preceding the date that such option is granted.

6.    EXERCISE OF OPTION

      The Committee may prescribe at the time of grant that the option will be exercisable in full or in installments at any time or from time to time, except that, no option may be exercised within six (6) months after grant if this exception is required in order to comply with Rule 16b-3 of the Exchange Act. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender of previously acquired shares of common stock valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

7.    WITHHOLDING OF TAXES

      Upon exercise of an option, the Optionee shall pay cash for all taxes required to be withheld.

8.    NON-TRANSFERABILITY

      Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee's legal representative or guardian may exercise the option.

9.    DILUTION OR OTHER ADJUSTMENTS

      The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

10.   MERGERS, ACQUISITION OR OTHER REORGANIZATION

      The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of
      (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

11.   AMENDMENT OF THE PLAN

      The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, provided however that no amendment to increase the number of shares with respect to which options may be granted, or to increase materially the benefits accruing to Optionees, or to materially modify the requirements as to eligibility, shall be effective without stockholder approval where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any Optionee with respect to a prior grant without such Optionee's written consent.

12.   DURATION OF THE PLAN

      The Plan shall become effective as of December 12, 1990, subject to stockholder approval. Incentive Stock Options may be granted from time to time during a period of ten (10) years from the effective date. Nonqualified stock options may be granted from time to time from the effective date until the Plan is discontinued or terminated by the Board.


*     Adjusted to 1,000,000 shares due to 2-for-1 stock split in March 1992.






                             THE VALSPAR CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints THOMAS R. MCBURNEY, RICHARD M. ROMPALA and C. ANGUS WURTELE, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 26, 1997, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:


(1)  To elect three directors (Class II) for a term of three years:

     FOR all nominees listed           WITHHOLD authority
     (except as marked to              to vote for all
     the contrary)                     nominees listed
            [ ]                               [ ]

         SUSAN S. BOREN, ROBERT E. PAJOR, RICHARD L. WHITE

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                        NOMINEE, WRITE THAT NOMINEE'S NAME
                        IN THE SPACE PROVIDED BELOW.)

          ---------------------------------------------------


(2) To approve an increase in the shares reserved under the Corporation's 1991 Stock Option Plan.

     FOR             AGAINST             ABSTAIN
     [ ]               [ ]                 [ ]


(3) To approve the amendment of Article Fourth of the Corporation's Certificate of Incorporation.

     FOR             AGAINST             ABSTAIN
     [ ]               [ ]                 [ ]


(4) Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

     FOR             AGAINST             ABSTAIN
     [ ]               [ ]                 [ ]


(5) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                                    ___________________________________________

                                    ___________________________________________
                                              Signature of Stockholder(s)

                                    Date ______________________________________
                                    NOTE: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

                                    PLEASE SIGN, DATE AND RETURN THIS PROXY
                                    PROMPTLY IN THE ENCLOSED POSTAGE PAID
                                    ENVELOPE.